EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ESCO Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-63930, 333-186537, 333-192663, 333-223029 and 333-231364) on Form S-8 of ESCO Technologies Inc. (the Company) of our reports dated November 30, 2020, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2020, which reports appear in the September 30, 2020 annual report on Form 10-K of the Company.

Our report refers to a change in accounting method for leases due to the adoption of Accounting Standards Update No. 2016-02 – Leases (ASC Topic 842) as of October 1, 2019 and method of accounting for revenue contracts with customers due to the adoption of Accounting Standards Update No. 2014-09 – Revenue with Contracts with Customers (ASC Topic 606) as of October 1, 2018.

/s/ KPMG LLP

St. Louis, Missouri
November 30, 2020